Filed pursuant to Rule 424(b)(3)
Registration No. 333-239185
PROSPECTUS SUPPLEMENT NO. 66
(to Prospectus dated July 17, 2020)
Nikola Corporation
Up to 53,390,000 Shares of Common Stock
Up to 23,890,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated July 17, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239185). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 17, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relates to the issuance by us of up to an aggregate of up to 23,890,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 890,000 shares of Common Stock that are issuable upon the exercise of 890,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of VectoIQ and (ii) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of VectoIQ.
The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 53,390,000 shares of Common Stock (including up to 890,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 890,000 Private Warrants.
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On August 16, 2023, the closing price of our Common Stock was $1.94.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 17, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2023
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
Reclassification of Financial Results
As previously reported in its Current Report on Form 8-K filed on July 3, 2023, on June 30, 2023, pursuant to a general assignment (the “Assignment”), Romeo Power, Inc. (“Romeo”), a wholly-owned subsidiary of Nikola Corporation (the “Company”), transferred ownership of all of Romeo’s right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions (collectively, the “Assets”) to SG Service Co., LLC, in its sole and limited capacity as Assignee for the Benefit of Creditors of Romeo (“Assignee”), and also designated Assignee to act as the assignee for the benefit of creditors of Romeo, such that, as of June 30, 2023, Assignee succeeded to all of Romeo’s right, title and interest in and to the Assets. As a result of the Assignment of Romeo, beginning in its Quarterly Report on Form 10-Q for the quarter ending June 30, 2023, the Company presented the operating results of Romeo as discontinued operations in its consolidated financial statements for all periods presented. In accordance with accounting principles generally accepted in the United States, the operating results of Romeo must be retrospectively reclassified to discontinued operations for all prior periods subsequently presented. The Company is filing this Current Report on Form 8-K solely to update the presentation of certain financial information and related disclosures contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) to present the operations of Romeo as discontinued operations and its assets and liabilities as subject to assignment for the benefit of creditors.
Attached as Exhibit 99.1 to this Current Report on Form 8-K are the updated “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements”, respectively, from the 2022 Form 10-K, to reflect reclassification of the historical financial results of Romeo as discontinued operations.
The information included in Exhibit 99.1 attached to this Current Report on Form 8-K is presented in connection with the reporting changes described above for the operating results of Romeo. All other information in our 2022 Form 10-K has not been updated for events or developments that occurred subsequent to the filing of the 2022 Form 10-K, as the case may be, with the U.S. Securities and Exchange Commission (the “SEC”). For developments since the filing of the 2022 Form 10-K, as the case may be, please refer to the Company's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The information in this Form 8-K, including the exhibits, should be read in conjunction with the 2022 Form 10-K and subsequent SEC filings.
Voluntary Vehicle Recall
On August 11, 2023, the Company announced a voluntary recall of approximately 209 Class 8 Tre battery-electric vehicles (“BEVs”) as a precautionary measure, as a result of the preliminary results of the Company’s battery pack thermal event investigations. A coolant leak inside a single battery pack was found to be the probable cause of the truck fire at the Company’s headquarters in Phoenix, Arizona on June 23, 2023. The findings were further corroborated by a minor thermal incident that impacted one pack on an engineering validation truck parked at the Company’s Coolidge, Arizona plant on August 10, 2023. No one was injured in either incident.
Internal investigations from the Company’s safety and engineering teams indicate a single supplier component within the battery pack as the likely source of the coolant leak and efforts are underway to provide a field remedy.
The Company filed a voluntary recall with the National Highway Traffic Safety Administration on August 15, 2023 and has placed a temporary hold on new BEVs sales. The Company’s hydrogen fuel cell electric truck uses a different battery pack and is not affected by the recall.
The Company’s initial statement on June 2, 2023, alluded to foul play as a possible cause of the incident, based on video footage. Extensive internal and third party-led hypothesis testing, employee and contractor interviews, and hours of video footage review has since suggested foul play or other external factors were unlikely to have caused the incident.

FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains certain forward-looking statements within the meaning of federal securities laws with respect to the Company, including statements relating to: the Company’s beliefs regarding the probable cause and likely source of the thermal event; the Company’s beliefs regarding its ability to provide a remedy, the nature of such remedy and expected timing of repairs; and the Company’s beliefs regarding the extent of vehicles affected. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report release, including but not limited to: the final results of the Company’s investigations into the thermal event; the discovery that the cause of the thermal event is more extensive than initially anticipated; delays or the Company’s inability to remedy the problem; the inability to repair trucks in the field; the risk that additional trucks experience thermal events; risks that customers and dealers do not comply with the Company’s recommendations with respect to affected vehicles, and resulting damage or loss; the risk that the trucks will not be able to remain in operation pending completion of the recall service; the impact on the Company’s business, customer orders and the Company’s brand and reputation; the effect of any governmental or regulatory actions; and the factors, risks and uncertainties regarding the Company’s business described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC, in addition to the Company’s subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause the Company’s actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description
23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm
99.1	2022 Form 10-K: Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2023

NIKOLA CORPORATION

	By:	/s/ Anastasiya Pasterick
Anastasiya Pasterick
Chief Financial Officer